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                                                                   Exhibit 11

                      PAUL, HASTINGS, JANOFSKY & WALKER LLP
                             555 West Flower Street
                          Los Angeles, California 90071
                                 (213) 683-6000

                               _____________, 1997

Atlas Assets, Inc.
794 Davis Street
San Leandro, California 94577


Ladies and Gentlemen:


               We have acted as counsel to Atlas Assets, Inc., a Maryland corporation (the "Company"), in connection with the issuance of shares of common stock ("Shares") in the Atlas National Municipal Bond Fund, Atlas U.S. Government and Mortgage Securities Fund, and Atlas California Municipal Bond Fund series of the Company (the "Funds") in a public offering pursuant to a Registration Statement on Form N-14 (Registration No. 33-__________), as amended, filed with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the "Registration Statement").

               In our capacity as counsel for the Company, we have examined the Articles of Incorporation of the Company, as amended, the bylaws of the Company, as amended, originals or copies of actions of the Board of Directors of the Company as furnished to us by the Company, certificates of public officials, statutes and such other documents, records and certificates as we have deemed necessary for the purposes of this opinion.

               Based upon our examination as aforesaid, we are of the opinion that the Shares are duly authorized and, when sold as described in the Registration Statement, will be validly issued, fully paid and nonassessable.

               We hereby consent to the filing of this opinion of counsel as an exhibit to the Registration Statement.

                                       Very truly yours,


                           PAUL, HASTINGS, JANOFSKY & WALKER LLP